Exhibit 99.1

Hecla Reports Third Quarter 2019 Results

Strong operating results and free cash flow generation; Lucky Friday reaches tentative agreement

For The Period Ended: September 30, 2019
For Release: November 7, 2019

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 7, 2019--Hecla Mining Company (NYSE:HL) today announced third quarter financial and operating results including sales of $161.5 million, net loss applicable to shareholders of $19.7 million, or $0.04 per share, cash provided by operating activities of $54.9 million and silver cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $57.3 million.

HIGHLIGHTS

  Silver production of 3.3 million ounces and gold production of 77,311 ounces.
  Adjusted net loss applicable to common shareholders of $11.8 million, or $0.02 per share.1
  Adjusted EBITDA of $69.8 million.2
  Approximately 40% lower cash cost per silver ounce and all in sustaining cost ("AISC") per silver ounce, in each case net of by-product credits compared to the third quarter of 2018. 3,4
  Free cash flow of $28.8 million generated.6
  Cash and cash equivalents of $33.0 million, with a draw on the revolving line of credit of $50 million, at September 30, 2019.
  A tentative labor agreement at Lucky Friday between the Company and the union negotiating committees which is subject to member ratification.
  Lucky Friday Mine received the Sentinels of Safety award from the National Mining Association (NMA) for its stellar safety record in 2018 as well as the Pollution Prevention Champion award from the State of Idaho.
  Reaffirmed annual estimates for production, cost and expenditure estimates.

"The third quarter performance, including our increased adjusted EBITDA results, demonstrates significant progress toward our twin financial goals of having no net revolver indebtedness at year end and refinancing our senior notes," said Phillips S. Baker, Jr., President and CEO. "Our net revolver debt decreased by about $26 million, all from free cash flow, and our adjusted EBITDA of $70 million is about 50% more than the first and second quarter combined. We expect the fourth quarter adjusted EBITDA to be similar to the third quarter."

Mr. Baker continued, "At the Lucky Friday, a tentative labor agreement has been reached with the union's negotiating committee and is subject to member ratification. We expect the mine ramp-up to full production to take about a year's time, which would be good for the workforce, shareholders and the community. Also, congratulations to the Lucky Friday for winning the Sentinels of Safety, the highest safety award for mining in the US, as well as Idaho's Pollution Prevention Champion Award."

FINANCIAL OVERVIEW

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
FINANCIAL DATA
Sales (000)	$161,532	$143,649	$448,321	$430,617
Gross profit (000)	$14,880	$6,576	($1,919)	$80,364
Loss applicable to common shareholders (000)	($19,654)	($23,322)	($91,995)	($3,284)
Basic and diluted loss per common share	($0.04)	($0.05)	($0.19)	($0.01)
Net loss (000)	($19,516)	($23,184)	($91,581)	($2,870)
Cash provided by operating activities (000)	$54,896	$28,192	$63,609	$75,210
Free cash flow (000)	$28,803	($11,789)	($33,729)	($8,075)

Net loss applicable to common shareholders for the third quarter was $19.7 million, or $0.04 per share, compared to net loss of $23.3 million, or $0.05 per share, for the same period a year ago. The difference was mainly due to the following items:

  Sales of $161.5 million were impacted by higher silver and gold production and higher realized silver and gold prices.
  A decrease of $7.9 million in exploration and pre-development expenditures over the third quarter of 2018 under the Company's austerity program.
  Acquisition costs of $6.1 million in the third quarter 2018.
  Lower suspension-related costs at Lucky Friday by $2.8 million due to increased production.

Operating cash flow was $54.9 million compared to $28.2 million in the third quarter of 2018, with the increase due to higher income, adjusted for non-cash items, and lower cash outflows for working capital changes.

Adjusted EBITDA was $69.8 million compared to $64.4 million in the third quarter of 2018.

Capital expenditures totaled $29.0 million for the third quarter 2019 compared to $40.7 million in the third quarter of 2018, with the decrease mainly due to reduced spending at Nevada, Greens Creek and Lucky Friday, partially offset by increased spending at Casa Berardi. Expenditures at the operations were $2.5 million at Hecla Nevada, $9.0 million at Greens Creek, $13.2 million at Casa Berardi (includes $6.3 million for expansion of tailings dam capacity), $2.7 million at Lucky Friday, and $1.5 million at San Sebastian.

Metals Prices

The average realized silver price in the third quarter 2019 was $18.18 per ounce, 24% higher than the $14.68 price realized in the third quarter of 2018. The average realized gold price in the third quarter was $1,475 per ounce, 22% higher than the prior year period. Realized lead and zinc prices decreased by 2% and 14%, respectively, from the third quarter of 2018.

Metals Forward Sales Contracts

The following table summarizes the quantities of metals committed under financially settled forward sales contracts at September 30, 2019:

	Ounces/Pounds Under Contract (in thousands)				Average Price per Ounce/Pound
	Silver	Gold	Zinc	Lead	Silver	Gold	Zinc	Lead
Contracts on forecasted sales
Forward contracts
2019 settlements	—	—	—	4,409	—	—	—	$0.95
2020 settlements	—	—	—	4,960	—	—	—	$0.96

The forward contracts represent 14% of the forecasted payable lead production for the 36-month period ended September 30, 2022 at an average price of $0.95 per pound.

Setting A Short-term Floor for Silver and Gold Prices

The Company purchased put option contracts in an amount approximating the expected silver and gold sales through the second quarter of 2020, setting an expected minimum average price of between $1,400 and $1,450 per gold ounce and between $15.00 and $16.00 per silver ounce. Put options set a floor on the price the Company expects to receive on substantially all of its projected near-term production while maintaining exposure to the upside, excluding the transaction costs. This gives the Company confidence in the minimum prices it expects to receive.

OPERATIONS OVERVIEW

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2019 and 2018:

		Third Quarter Ended		Nine Months Ended
		September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
PRODUCTION SUMMARY
Silver -	Ounces produced	3,251,350	2,523,691	9,193,246	7,654,118
	Payable ounces sold	2,232,691	2,588,478	7,549,360	6,993,695
Gold -	Ounces produced	77,311	72,995	198,100	191,116
	Payable ounces sold	69,760	68,568	189,823	183,050
Lead -	Tons produced	6,107	4,238	17,406	15,387
	Payable tons sold	3,817	3,986	12,628	12,599
Zinc -	Tons produced	15,413	12,795	42,672	42,312
	Payable tons sold	7,878	9,282	27,234	30,072

On a silver or gold equivalency basis, third quarter production equates to 12.5 million ounces of silver equivalent or 144,629 ounces of gold equivalent, and for nine months 34.6 million ounces of silver equivalent or 401,774 ounces of gold equivalent production.

The following tables provide a summary of the final production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the third quarter and nine months ended September 30, 2019:

Third Quarter Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
Sept 30, 2019	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,251,350	77,311	2,544,018	13,684	115,682	541,636	4,699	36,547	6,637	22,381	43,377
Increase/ (decrease) over 2018	727,659	4,316	667,601	2,125	84,043	19,705	1,033	(7,434)	(2,922)	8,592	(40,768)
Cost of sales & other direct production costs and depreciation, depletion and amortization (000)	$57,335	$89,317	$40,475	—	$4,018	$12,842	—	$53,006	—	$36,311	—
Increase/ (decrease) over 2018	$(9,152)	$18,731	$(11,688)	—	$4,019	$(1,483)	—	$1,739	—	$16,992	—
Cash costs, after by-prod credits, per silver or gold ounce [3,5]	$2.34	$909	$2.05	—	—	$3.70	—	$966	—	$817	—
Increase/ (decrease) over 2018	$(1.78)	$106	$0.13	—	—	$(8.32)	—	$280	—	$(362)	—
AISC, after by-prod credits, per silver or gold ounce [4]	$8.89	$1,213	$6.05	—	—	$7.21	—	$1,348	—	$992	—
Increase/ (decrease) over 2018	$(6.79)	$70	$(3.15)	—	—	$(9.74)	—	$452	—	$(940)	—

Nine Months Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
Sept 30, 2019	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	9,193,246	198,100	7,149,035	41,269	416,456	1,446,450	11,776	99,616	21,041	45,439	160,264
Increase/ (decrease) over 2018	1,539,128	6,984	1,359,595	2,873	260,441	(147,320)	(275)	(27,264)	(9,707)	31,650	76,119
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$187,724	$262,516	$140,237	—	$11,149	$36,338	—	$157,239	—	$105,277	—
Increase/ (decrease) over 2018	$8,940	$91,047	$(1,526)	—	$5,305	$5,161	—	$5,089	—	$85,958	—
Cash costs, after by-prod credits, per silver or gold ounce [3,5]	$2.70	$1,089	$1.67	—	—	$7.77	—	$1,055	—	$1,165	—
Increase/ (decrease) over 2018	$2.65	$287	$3.89	—	—	$(0.51)	—	$295	—	$(14)	—
AISC, after by-prod credits, per silver or gold ounce [4]	$9.70	$1,520	$5.28	—	—	$12.14	—	$1,373	—	$1,841	—
Increase/ (decrease) over 2018	$(1.01)	$425	$0.57	—	—	$(1.20)	—	$369	—	$(91)	—

Greens Creek Mine – Alaska

At the Greens Creek mine, 2.5 million ounces of silver and 13,684 ounces of gold were produced, compared to 1.9 million ounces and 11,559 ounces, respectively, in the third quarter of 2018. Higher silver production was a result of higher grades due to mine sequencing. The mill operated at an average of 2,321 tons per day (tpd) in the third quarter, a similar throughput as the third quarter of 2018.

The cost of sales for the third quarter was $40.5 million, and the cash cost, after by-product credits, per silver ounce, was $2.05, compared to $52.2 million and $1.92, respectively, for the third quarter of 2018.3 The AISC, after by-product credits, was $6.05 per silver ounce for the third quarter compared to $9.20 in the third quarter of 2018.4 The per ounce silver cash costs were higher primarily due to lower base metals prices, while AISC was lower due to lower capital spending.

In September 2019, the Company sold and received payment for two parcels of concentrate, but weather delayed the vessel departing until early October. A current deferred revenue liability of $20.1 million in proceeds was recognized.

Casa Berardi Mine - Quebec

At the Casa Berardi mine, 36,547 ounces of gold were produced, including 6,080 ounces from the East Mine Crown Pillar (EMCP) pit; compared to 43,981 ounces in the third quarter of 2018. The decrease is primarily due to lower ore grades and mill recovery. Gold production increased compared to the first two quarters of the year with a pre-crush system being used to process the stockpile left over from the lower throughput in the first half. Higher grades and a further increase in production are projected in the fourth quarter. The mill operated at an average of 3,667 tpd in the third quarter, a decrease of 5% over the third quarter of 2018.

The cost of sales was $53.0 million and the cash cost, after by-product credits, per gold ounce was $966, compared to $51.3 million and $686, respectively, in the prior year period.3,5 The increase in cash cost, after by-product credits, per gold ounce is due to lower gold production. The AISC, after by-product credits, was $1,348 per gold ounce compared to $896 in the third quarter of 2018, primarily due to the lower gold production and planned higher capital spending which included expansion of the tailings storage capacity.4

San Sebastian Mine - Mexico

At the San Sebastian mine, 541,636 ounces of silver and 4,699 ounces of gold were produced, compared to 521,931 ounces and 3,666 ounces, respectively, in the third quarter of 2018. The higher silver and gold production was expected as a result of increased throughput. The Velardeña mill operated at an average of 492 tpd, an increase of 14% over the third quarter of 2018.

The cost of sales was $12.8 million and the cash cost, after by-product credits, was $3.70 per silver ounce, compared to $14.3 million and $12.02, respectively, in the third quarter of 2018.3 The AISC, after by-product credits, was $7.21 per silver ounce for the third quarter compared to $16.95 in the third quarter of 2018, principally due to the higher silver and gold production and higher gold prices.4

A review of sulfide ore continues through 2019, including a bulk sample to test the capabilities of the third-party plant and the suitability of long-hole stoping for the ore body, with results expected early in 2020. To date, about 20,000 tons of the planned 26,000-ton sample have been mined and results from the long-hole stoping indicate better than modeled mining recovery and lower dilution. About 13,000 tons have been processed at a third-party mill and results suggest that mill recoveries are generally in line with expectations.

Nevada Operations

For the Nevada Operations, 22,381 ounces of gold and 43,377 ounces of silver were produced, as compared to 13,789 ounces of gold and 84,145 ounces of silver in the third quarter 2018. Hecla's ownership of the operations commenced July 20, 2018.

The cost of sales was $36.3 million and the cash cost, after by-product credits, was $817 per gold ounce, compared to $19.3 million and $1,179, respectively, in the third quarter of 2018.3,5 The AISC, after by-product credits, was $992 per gold ounce compared to $1,932 in the third quarter of 2018, with the decrease due to higher gold production and lower capital and exploration spending.4 Mining was conducted on resources that have been exposed by previous development, and increased spending is not anticipated in the fourth quarter. Mining at Midas is expected to end in the fourth quarter. Some surface exploration drilling and hydrology studies have continued to provide information on the deposits to aid future development programs.

Third-party ore processing arrangements are also being pursued with the goal of reducing transportation and milling costs. This could include facilities that can process ore that is considered refractory.

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 115,682 ounces of silver were produced by salaried workers, compared to 31,639 ounces in the third quarter of 2018. The higher level of production helps defray costs associated with the strike at Lucky Friday. Cost of sales was $4.0 million, with no amount reported for the third quarter of 2018 as there were no concentrate shipments during that period.

The Remote Vein Miner (RVM) is fully fabricated, with testing at EPIROC's test mine in Sweden underway and modifications ongoing. Delivery to Lucky Friday is expected in 2020.

A tentative agreement has been reached between the Company and the union negotiating committee which requires ratification by a majority of union members. A ramp-up to full production is expected to take about a year.

The mine earned the 2018 Sentinels of Safety award by the National Mining Association, the highest safety honor for a mine in the US, for the first time in its more than 60-year history of operations by Hecla.

In addition, Lucky Friday was recently showcased by the Idaho Department of Environmental Quality as an example of environmental leadership for its efforts creating waste treatment facilities that reduce the concentration of lead and zinc in the water released by over 95% and a water recycling program that reduces the average freshwater use by 95% in the concentrator plant.

EXPLORATION AND PRE-DEVELOPMENT

Exploration (including corporate development) expenses were $4.8 million, a decrease of $7.6 million compared to the third quarter of 2018.

Casa Berardi - Quebec

Up to nine drills (7 underground and 2 surface) operated in the East and West Mine areas with the goal of upgrading and expanding resources in several promising areas and potentially extending the underground mine production. Definition drilling was concentrated on the 148, 152 and EMCP zones in the East Mine Area and the 119, 123 and 124 zones in the Principal Area. Exploration drilling was focused on the western extension of the 118 Zone and the down-plunge extensions of the 128 Zone in the Principal Mine area as well as the down-plunge extensions of the 148 and the 152 zones in the East Mine. Two drills on surface completed definition and exploration drilling at the 128 Zone east of and at depth of the Principal Pit area, below the 160 Pit to define the 157 Zone resources, and along strike of the 160 Zone open pit.

The East Mine has a history of high-grade mine production and given that access has been re-established in the area, underground drilling confirmed and expanded a series of high-grade lenses from the 148 to 160 zones. Definition and exploration drilling results from the East Mine were previously reported in the press release "Hecla Expands High-Grade at Casa Berardi's East Mine" dated November 5, 2019. Results from this drilling continue to show high grades over substantial widths. The most successful drilling included 0.45 oz/ton gold over 16.1 feet, 0.65 oz/ton gold over 22.3 feet including 1.05 oz/ton gold over 12.8 feet, 0.63 oz/ton gold over 26.6 feet including 1.12 oz/ton gold over 13.4 feet, 0.78 oz/ton gold over 15.2 feet and 1.03 oz/ton gold over 14.7 feet. Drilling also shows that the high-grade mineralization on the 148-08 lens extends both to the surface and west of the known EMCP pit lenses and includes intersections of 0.03 oz/ton gold over 64 feet and 0.06 oz/ton gold over 48.5 feet. Drilling continues at the East Mine and results show high-grades and the presence of visible gold in many of the drill holes with pending assays, and these high-grade lenses are open at depth down-plunge. Results received to date could have a significant positive impact on 2020 as we work to accelerate the modeling and mine planning of these high-grade zones.

West Mine definition drilling occurred in the 119, 123, 124 zones, and the West Mine Crown Pillar (WMCP) pit. In the lower part of the 123 Zone, in-fill and step-out drilling from the 1010 and 1030-levels to the west shows the continuity of high-grade mineralization down-plunge for over 400 feet and indicates the mineralization remains open to the west and to depth. Recent intersections include 0.33 oz/ton gold over 11.9 feet and 0.35 oz/ton gold over 32.0 feet. Higher in the mine, drilling of the 119 Zone from the 550-Level continues to define the eastern extension of the 119-01 lens south the Casa Berardi Fault. Recent assays include 0.14 oz/ton gold over 13.8 feet which extends the 119-01 lens over 160 feet to the east. Drilling in the 124 Zone shows the upward continuity of the 124-22 lens within the Principal Mine, with recent results including 0.37 oz/ton gold over 11.5 feet. Drilling results in the WMCP pit show that the high-grade mineralization extends to the surface and include intersections of 0.04 oz/ton gold over 42.6 feet and 0.03 oz/ton gold over 25.9 feet.

West Mine exploration drilling occurred in the 113, 118, and 128 zones during the quarter. Drilling in the 113 Zone from the 1010-level ramp in the West Mine has been completed and results indicate that there is potential for resource gains within the 113 Zone; further drilling will be required to better define these zones, especially on the North side of the Casa Berardi Fault. Exploration drilling in the 118 Zone, testing the connection between the 113 Zone and the 118 Zone, shows that the 118 Zone is open to the West with recent drill intersections including 0.13 oz/ton gold over 7.9 feet and 0.16 oz/ton gold over 13.1 feet. Drilling in the 128 Zone began in September and is focused on the South Domain south of the Casa Berardi Fault to test the eastern extension of the Upper Principal area mineralization.

A selection of third quarter assay results from Casa Berardi are listed in Table 1.

San Sebastian - Mexico

There were up to three core drills operating at San Sebastian focused on exploration definition drilling of the El Toro and El Toro Hanging Wall veins and definition drilling on the Middle Vein. This drilling added new mineralization and increased confidence to the El Toro veins, potentially adding oxide mine life to San Sebastian.

Discovered in late-2018, the El Toro Vein area is located approximately 1.2 miles southwest of the San Sebastian mine operation. Follow-up exploration drilling was conducted throughout most of 2019, and to date mineralization has been identified over 5,000 feet of strike length on the El Toro Vein and over 1,600 feet of strike length on the El Toro Hanging Wall Vein and up to 900 feet down-dip within both veins. Drilling results at El Toro and El Toro Hanging Wall Veins during the third quarter continued to return good grades over significant widths including 0.32 oz/ton gold and 33.0 oz/ton silver over 6.8 feet, 0.38 oz/ton gold and 21.2 oz/ton silver over 6.6 feet and 0.13 oz/ton gold and 8.5 oz/ton silver over 17.2 feet.

Two definition drill holes were completed in the 100 Zone of the Middle Vein and provided information for mine stope design in advance of mining. Results include 22.5 oz/ton silver and 0.08 oz/ton gold over 5.0 feet and 7.5 oz/ton silver and 0.13 oz/ton gold over 3.8 feet.

A selection of third quarter assay results from the El Toro, El Toro Hanging Wall, and Middle Veins are listed in Table 1.

Greens Creek - Alaska

At Greens Creek, drilling continues to upgrade the East, NWW, and 9A Ore zones resources. In the East Ore Zone, drill intersections targeted the central portion of the resource and confirmed mineralization. Strong assay results included 31.7 oz/ton silver, 0.35 oz/ton gold, 9.9% zinc and 4.0% lead over 10.6 feet and 114.4 oz/ton silver, 0.23 oz/ton gold, 4.9% zinc and 1.7% lead over 2.4 feet.

Drilling in the NWW Zone focused on testing the 600 feet of strike length. Recent assay results returned high-grade precious and base metal mineralization including 29.5 oz/ton silver, 0.21 oz/ton gold, 10.0% zinc and 5.7% lead over 32.2 feet and 42.8 oz/ton silver, 0.20 oz/ton gold, 30.3% zinc and 21.1% lead over 8.7 feet. Results received for the Northwest West Zone should upgrade the lower portion of model and extended a limb of mineralization at depth in the central portion of the zone.

Drilling in the 9A Zone targeted the northern and southern extents of the zone. Results included 17.5 oz/ton silver, 0.16 oz/ton gold, 18.2% zinc and 4.0% lead over 7.6 feet and 13.6 oz/ton silver, 0.03 oz/ton gold, 18.5% zinc and 10.1% lead over 3.6 feet. The 9A Zone is structurally complex and multiple drill holes intersected mineralization across several bands.

A selection of third quarter assay results from Greens Creek are listed in Table 1.

Nevada

Up to two drill rigs were used at Fire Creek to further evaluate the potential of areas of Spiral 2, Spiral 3 and Spiral 9 for near-term production and one surface drill rig was used to complete two exploration drill holes in the Hatter Graben at Hollister.

At Fire Creek, drilling focused on: 1) the lower extension of Spiral 2 mineralization, 2) expanding Spiral 2 resources up-dip in the Karen and Joyce zones, 3) testing the southern portion of Spiral 9 mineralization, and 4) extensions of Vein 20 in Spiral 2. High-grade intersections in the Spiral 2 area include 4.65 oz/ton gold over 2.8 feet in the Joyce Splay, 1.06 oz/ton gold over 11.8 feet on the Vonnie vein, and 2.87 oz/ton gold over 1.2 feet on the Vonnie vein. Drilling in the upper part of Spiral 2 focused on expanding the resources up-dip in the Karen and Joyce zones. Assay results include 0.57 oz/ton gold over 6.3 feet and 0.43 oz/ton gold over 7.5 feet on Vein 31 and 1.07 oz/ton gold over 1.5 feet on Vein 20. Assay results from Spiral 4 drilling targeting mineralization down-dip of the northern part of Spiral 4 encountered the best results to date in that area with 2.37 oz/ton gold over 5.4 feet.

Two surface exploration drill holes were completed at the Hatter Graben to test the eastern strike potential of the veins, where they might have been offset to the north and along strike of an historic vein intersected in drill hole H7-246 grading 1.13 oz/ton gold and 0.42 oz/ton silver over 3.4 feet. Geology of these two drill holes show that the vein intersected in historic drill hole H7-246 is not the offset extension of the Hatter Graben vein system but rather a new and possibly parallel vein system within the footwall of the Northern Boundary Fault.

Drill hole HSC-00007 intersected two narrow vein zones. The first interval cut a weakly banded quartz vein yielding 0.45 oz/ton gold and 1.0 oz/ton silver over 0.7 feet. The second interval cut two parallel banded veins containing apparent cataclastic textures yielded 0.16 oz/ton gold and 0.8 oz/ton silver over 1.3 feet. These intervals are interpreted as being deeper in the epithermal system and that the higher-grade zones are likely located up-dip and/or along strike. Assays for HSC-00008 are pending.

A selection of third quarter assay results from the Nevada Operations are listed in Table 1.

PRE-DEVELOPMENT

Pre-development spending for permitting of Rock Creek and Montanore was $0.9 million for the quarter.

2019 ESTIMATES7

The Company is not changing any of its annual estimates provided in August.

2019 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek	9.0	52	27.0	278
Lucky Friday	0.5	N/A	1.3	N/A
San Sebastian	2.0	14	3.0	40
Casa Berardi	N/A	146	12.7	146
Nevada Operations	0.2	62	5.5	64
Total	11.7	274	49.5	528

2019 Cost Outlook

	Costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[1,4]	AISC, after by-product credits, per produced silver/gold ounce[2]
Greens Creek	$202	$2.25	$7.50
Lucky Friday	N/A	N/A	N/A
San Sebastian	$46	$9.00	$13.00
Total Silver	$248	$3.25	$12.50
Casa Berardi	$210	$950	$1,250
Nevada Operations	$147	$1,300	$1,600
Total Gold	$357	$1,100	$1,425

2019 Capital and Exploration Outlook

2019E Capital expenditures (excluding capitalized interest)	$138 million
2019E Exploration expenditures (includes Corporate Development)	$15 million
2019E Pre-development expenditures	$2.5 million
2019E Research and Development expenditures	$1 million

DIVIDENDS

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about December 3, 2019, to stockholders of record on November 22, 2019. The realized silver price was $17.98 in the third quarter, and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on or about January 2, 2020 to shareholders of record on December 13, 2019.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, November 7, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a growing gold producer with operating mines in Quebec, Canada and in Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada and Mexico.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi and the Nevada operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the third quarters and year to date of 2019 and 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production. The estimated fair value of the stockpile acquired at Hollister has been removed from the cash cost, after by-product credits calculation.

(4) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the third quarters and first nine months of 2019 and 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

(6) Free cash flow is a non-GAAP measure used to evaluate our operating performance and is calculated as cash provided by operating activities (GAAP), less additions to properties, plants, equipment and mineral interests (GAAP). The calculation of free cash flow using these GAAP measures can be found at the end of the release.

Other

(7) Expectations for 2019 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi, Nevada Operations and Lucky Friday converted using Au $1,400/oz, Ag $16.00/oz, Zn $1.10/lb, and Pb $0.90/lb.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) estimates of full-year 2019 silver and gold production, cost of sales, cash costs, after by-product credits, AISC, after by-product credits and cash flows as well as estimated spending on capital, exploration, pre-development and research and development; (ii) setting minimum expected prices on the Company’s projected silver and gold production through the second quarter of 2020(iii) the ability to have no net revolver indebtedness by year end(iv) impact of metals prices on costs and cash flows; (v) estimated adjusted EBITDA in the fourth quarter of 2019 being similar to the third quarter; (vi) ability to refinance senior notes before the end of the second quarter of 2020; (vii) exploration results from the East Mine at Casa Berardi mine could have significant impact on 2020 results; (viiii) ability to reduce trucking and processing costs in Nevada by securing third party milling agreements for refractory and non-refractory ore, (ix) ability to complete testing the RVM and deliver it to Lucky Friday in 2020, (x) ability to have the tentative labor agreement at Lucky Friday ratified by the union; (xi) ability to ramp up Lucky Friday to full production in about a year, and (xii) ability of the El Toro vein to extend the oxide mine life and the successful completion of the bulk sample test at San Sebastian. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto, and (xvii) the Company's plans for refinancing its high yield notes proceeding as expected.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments, including put option contracts; (x) our plans for improvements at our Nevada operations, including at Fire Creek, are not successful; (xi) our estimates for the third and fourth quarter results are inaccurate; (xii) we take a material impairment charge on our Nevada operations; (xiii) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xiv) we are unable to refinance the maturing senior notes. For a more detailed discussion of such risks and other factors, see the Company’s 2018 Form 10-K, filed on February 22, 2019, and Form 10-Q filed on each of May 9, and August 7, 2019 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). Although the SEC has recently issued new rules rescinding Guide 7, the new rules are not binding until January 1, 2021, and at this time the Company still reports in accordance with Guide 7. However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Kurt D. Allen, MSc., CPG, Director - Exploration of Hecla Limited and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release, including with respect to the newly acquired Nevada projects. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date December 31, 2018 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015 . Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of Loss (dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Sales of products	$161,532	$143,649	$448,321	$430,617
Cost of sales and other direct production costs	95,878	93,609	311,202	246,918
Depreciation, depletion and amortization	50,774	43,464	139,038	103,335
	146,652	137,073	450,240	350,253
Gross profit	14,880	6,576	(1,919)	80,364

Other operating expenses:
General and administrative	7,978	10,327	26,855	27,849
Exploration	4,808	12,411	13,556	27,609
Pre-development	881	1,195	2,535	3,615
Research and development	53	1,269	614	5,042
Other operating expense	437	448	1,681	1,767
Gain on disposition of properties, plants, equipment and mineral interests	24	(3,208)	4,666	(3,374)
Provision or closed operations and reclamation	1,907	1,852	3,529	4,534
Suspension-related costs	3,722	6,519	8,766	18,337
Acquisition costs	183	6,139	593	9,656
	19,993	36,952	62,795	95,035
Income from operations	(5,113)	(30,376)	(64,714)	(14,671)
Other income (expense):
(Loss) gain on derivative contracts	(4,718)	19,460	(2,719)	40,271
Gain (loss) on disposition of investments	927	(36)	927	(36)
Unrealized (loss) gain on investments	(126)	(2,207)	(1,159)	(2,461)
Foreign exchange gain (loss)	773	(2,212)	(6,741)	2,856
Other expense	(1,096)	(346)	(3,407)	(294)
Interest expense	(11,777)	(10,146)	(33,777)	(30,019)
	(16,017)	4,513	(46,876)	10,317
Loss before income taxes	(21,130)	(25,863)	(111,590)	(4,354)
Income tax benefit	1,614	2,679	20,009	1,484
Net loss	(19,516)	(23,184)	(91,581)	(2,870)
Preferred stock dividends	(138)	(138)	(414)	(414)
Loss applicable to common shareholders	$(19,654)	$(23,322)	$(91,995)	$(3,284)
Basic loss per common share after preferred dividends	$(0.04)	$(0.05)	$(0.19)	$(0.01)
Diluted loss per common share after preferred dividends	$(0.04)	$(0.05)	$(0.19)	$(0.01)
Weighted average number of common shares outstanding - basic	489,971	452,636	486,298	417,532
Weighted average number of common shares outstanding - diluted	489,971	452,636	486,298	417,532

HECLA MINING COMPANY Condensed Consolidated Balance Sheet (dollars and share in thousands - unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$32,995	$27,389
Accounts receivable:
Trade	6,222	4,184
Taxes	22,902	14,191
Other, net	8,056	7,443
Inventories	98,251	87,533
Prepaid taxes	100	12,231
Other current assets	10,400	11,179
Total current assets	178,926	164,150
Non-current investments	7,349	6,583
Non-current restricted cash and investments	1,025	1,025
Properties, plants, equipment and mineral interests, net	2,455,511	2,520,004
Operating lease right-of-use assets	17,313	—
Non-current deferred income taxes	3,701	1,987
Other non-current assets and deferred charges	9,353	10,195
Total assets	$2,673,178	$2,703,944

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$57,860	$77,861
Accrued payroll and related benefits	23,147	30,034
Accrued taxes	2,160	7,727
Current portion of finance leases	5,704	5,264
Current portion of operating leases	5,864	—
Current portion of accrued reclamation and closure costs	7,457	3,410
Accrued interest	15,039	5,961
Deferred revenue	20,084	—
Other current liabilities	8,528	5,937
Total current liabilities	145,843	136,194
Finance leases	8,569	7,871
Operating leases	11,466	—
Accrued reclamation and closure costs	103,821	104,979
Long-term debt	584,618	532,799
Non-current deferred tax liability	143,442	173,537
Non-current pension liability	50,662	47,711
Other non-current liabilities	8,113	9,890
Total liabilities	1,056,534	1,012,981

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	124,133	121,956
Capital surplus	1,897,363	1,880,481
Accumulated deficit	(343,958)	(248,308)
Accumulated other comprehensive loss	(37,958)	(42,469)
Treasury stock	(22,975)	(20,736)
Total shareholders’ equity	1,616,644	1,690,963
Total liabilities and shareholders’ equity	$2,673,178	$2,703,944
Common shares outstanding	490,251	482,604

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
OPERATING ACTIVITIES
Net loss	$(91,581)	$(2,870)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	143,040	108,814
Loss on disposition of investments	(927)	—
Loss (gain) on disposition of properties, plants, equipment and mineral interests	4,666	(3,374)
Unrealized loss on investments	1,159	2,461
Adjustment of inventory to market value	1,399	7,232
Provision for reclamation and closure costs	5,298	3,957
Stock compensation	4,758	4,672
Deferred income taxes	(26,616)	(4,637)
Amortization of loan origination fees	1,919	1,471
Loss (gain) loss on derivative contracts	5,824	(15,208)
Foreign exchange loss (gain)	6,263	(2,032)
Other non-cash items, net	—	(37)
Change in assets and liabilities:
Accounts receivable	(10,215)	(4,424)
Inventories	(6,501)	(18,954)
Other current and non-current assets	14,913	(5,569)
Accounts payable and accrued liabilities	5,616	12,308
Accrued payroll and related benefits	4,506	(4,207)
Accrued taxes	(5,733)	845
Accrued reclamation and closure costs and other non-current liabilities	5,821	(5,238)
Cash provided by operating activities	63,609	75,210

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(97,338)	(83,285)
Acquisition of Klondex, net of cash and restricted cash acquired	—	(139,326)
Proceeds from sale of investments	1,760	—
Proceeds from disposition of properties, plants and equipment	86	722
Insurance proceeds received for damaged property	—	4,377
Purchases of investments	(389)	(31,971)
Maturities of short-term investments	—	64,895
Net cash used in investing activities	(95,881)	(184,588)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	—	3,085
Acquisition of treasury shares	(2,239)	(2,694)
Dividends paid to common shareholders	(3,655)	(3,193)
Dividends paid to preferred shareholders	(414)	(414)
Debt origination fees	(587)	(2,460)
Repayments of debt	(195,000)	(82,036)
Borrowings on debt	245,000	78,024
Payments on capital leases	(5,484)	(5,992)
Net cash provided by (used in) financing activities	37,621	(15,680)
Effect of exchange rates on cash	257	(215)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	5,606	(125,273)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	28,414	187,139
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$34,020	$61,866

HECLA MINING COMPANY Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
GREENS CREEK UNIT
Tons of ore milled	213,557	213,037	629,752	632,876
Mining cost per ton	$81.16	$68.76	$80.15	$69.19
Milling cost per ton	$36.67	$31.97	$35.89	$32.73
Ore grade milled - Silver (oz./ton)	15.01	11.65	14.28	11.94
Ore grade milled - Gold (oz./ton)	0.095	0.087	0.095	0.094
Ore grade milled - Lead (%)	3.00%	2.40%	2.86%	2.84%
Ore grade milled - Zinc (%)	7.70%	6.87%	7.28%	7.58%
Silver produced (oz.)	2,544,018	1,876,417	7,149,035	5,789,440
Gold produced (oz.)	13,684	11,559	41,269	38,396
Lead produced (tons)	5,258	4,026	14,668	14,352
Zinc produced (tons)	15,073	12,695	41,330	41,673
Cash cost, after by-product credits, per silver ounce (1)	$2.05	$1.92	$1.67	$(2.22)
AISC, after by-product credits, per silver ounce (1)	$6.05	$9.20	$5.28	$4.71
Capital additions (in thousands)	$8,966	$11,029	$22,943	$34,694
LUCKY FRIDAY UNIT
Tons of ore milled	13,254	3,006	40,754	16,012
Ore grade milled - Silver (oz./ton)	9.33	11.41	10.95	11.06
Ore grade milled - Lead (%)	7.01%	8.06%	7.40%	7.21%
Ore grade milled - Zinc (%)	3.13%	3.64%	3.91%	4.28%
Silver produced (oz.)	115,682	31,639	416,456	156,015
Lead produced (tons)	849	212	2,738	1,035
Zinc produced (tons)	340	100	1,342	639
Capital additions (in thousands)	$2,739	$4,840	$5,946	$6,889
SAN SEBASTIAN
Tons of ore milled	45,232	39,739	135,576	111,916
Mining cost per ton	$102.94	$171.87	$112.17	$157.21
Milling cost per ton	$62.85	$65.98	$62.16	$66.16
Ore grade milled - Silver (oz./ton)	13.36	14.16	11.78	15.36
Ore grade milled - Gold (oz./ton)	0.122	0.108	0.103	0.12
Silver produced (oz.)	541,636	521,931	1,446,450	1,593,770
Gold produced (oz.)	4,699	3,666	11,776	12,051
Cash cost, after by-product credits, per silver ounce (1)	$3.70	$12.02	$7.77	$8.28
AISC, after by-product credits, per silver ounce (1)	$7.21	$16.95	$12.14	$13.34
Capital additions (in thousands)	$1,513	$1,582	$5,493	$3,692

CASA BERARDI UNIT
Tons of ore milled - underground	193,130	181,285	582,631	556,991
Tons of ore milled - surface pit	144,221	172,555	432,067	495,335
Tons of ore milled - total	337,351	353,840	1,014,698	1,052,326
Surface tons mined - ore and waste	3,509,638	1,492,041	7,532,163	5,129,646
Mining cost per ton of ore - underground	$98.29	$104.31	$99.53	$102.56
Mining cost per ton of ore - combined	$80.67	$65.97	$80.97	$72.15
Mining cost per ton of ore and waste - surface tons mined	$2.35	$4.10	$3.21	$3.66
Milling cost per ton	$18.39	$15.05	$17.50	$15.91
Ore grade milled - Gold (oz./ton) - underground	0.186	0.229	0.170	0.204
Ore grade milled - Gold (oz./ton) - surface pit	0.050	0.050	0.052	0.064
Ore grade milled - Gold (oz./ton) - combined	0.128	0.140	0.120	0.138
Ore grade milled - Silver (oz./ton)	0.02	0.03	0.03	0.03
Gold produced (oz.) - underground	30,467	36,367	80,315	99,632
Gold produced (oz.) - surface pit	6,080	7,614	19,301	27,248
Gold produced (oz.) - total	36,547	43,981	99,616	126,880
Cash cost, after by-product credits, per gold ounce (1)	$966	$686	$1,055	$760
AISC, after by-product credits, per gold ounce (1)	$1,348	$896	$1,373	$1,004
Capital additions (in thousands)	$13,239	$8,244	$28,360	$27,120
Nevada Operations
Tons of ore milled	63,954	55,899	163,736	55,899
Mining cost per ton	$149.16	$186.12	$158.25	$186.12
Milling cost per ton	$67.66	$70.39	$81.73	$70.39
Ore grade milled - Gold (oz./ton)	0.389	0.288	0.320	0.288
Silver produced (oz.)	43,377	84,145	160,264	84,145
Gold produced (oz.)	22,381	13,789	45,439	13,789
Cash cost, after by-product credits, per silver ounce(1)	$817	$1,179	$1,165	$1,179
AISC, after by-product credits, per silver ounce(1)	$992	$1,932	$1,841	$1,932
Capital additions (in thousands)	$2,502	$14,998	$41,576	$14,998

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three- and nine-month periods ended September 30, 2019 and 2018.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, to compare our performance with that of other primary silver mining companies and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units are not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$40,475	4,018	$12,842		$57,335
Depreciation, depletion and amortization	(9,008)	(300)	(3,326)		(12,634)
Treatment costs	13,003	500	63		13,566
Change in product inventory	8,456	(134)	(335)		7,987
Reclamation and other costs	(92)	—	(294)		(386)
Exclusion of Lucky Friday costs	—	(4,084)	—		(4,084)
Cash Cost, Before By-product Credits (1)	52,834	—	8,950		61,784
Reclamation and other costs	737	—	123		860
Exploration	465	—	1,252	167	1,884
Sustaining capital	8,966	—	528	—	9,494
General and administrative				7,978	7,978
AISC, Before By-product Credits (1)	63,002	—	10,853		82,000
By-product credits:
Zinc	(22,452)	—			(22,452)
Gold	(17,517)	—	(6,946)		(24,463)
Lead	(7,649)	—			(7,649)
Total By-product credits	(47,618)	—	(6,946)		(54,564)
Cash Cost, After By-product Credits	$5,216	$—	$2,004		$7,220
AISC, After By-product Credits	$15,384	$—	$3,907		$27,436
Divided by silver ounces produced	2,544	—	541		3,085
Cash Cost, Before By-product Credits, per Silver Ounce	$20.77	$—	$16.54		$20.03
By-product credits per ounce	(18.72)	—	(12.84)		(17.69)
Cash Cost, After By-product Credits, per Silver Ounce	$2.05	$—	$3.70		$2.34
AISC, Before By-product Credits, per Silver Ounce	$24.77	$—	$20.05		$26.58
By-product credits per ounce	(18.72)	—	(12.84)		(17.69)
AISC, After By-product Credits, per Silver Ounce	$6.05	$—	$7.21		$8.89

In thousands (except per ounce amounts)	Three Months Ended September 30, 2019
	Casa Berardi	Nevada Operations (4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$53,006	$36,311	$89,317
Depreciation, depletion and amortization	(19,090)	(19,050)	(38,140)
Treatment costs	561	45	606
Change in product inventory	1,070	2,118	3,188
Reclamation and other costs	(129)	(377)	(506)
Cash Cost, Before By-product Credits (1)	35,418	19,047	54,465
Reclamation and other costs	130	378	508
Exploration	603	1,232	1,835
Sustaining capital	13,237	2,305	15,542
AISC, Before By-product Credits (1)	49,388	22,962	72,350
By-product credits:
Silver	(111)	(755)	(866)
Total By-product credits	(111)	(755)	(866)
Cash Cost, After By-product Credits	$35,307	$18,292	$53,599
AISC, After By-product Credits	$49,277	$22,207	$71,484
Divided by gold ounces produced	37	22	59
Cash Cost, Before By-product Credits, per Gold Ounce	$969	$851	$924
By-product credits per ounce	(3)	(34)	(15)
Cash Cost, After By-product Credits, per Gold Ounce	$966	$817	$909
AISC, Before By-product Credits, per Gold Ounce	$1,351	$1,026	$1,228
By-product credits per ounce	(3)	(34)	(15)
AISC, After By-product Credits, per Gold Ounce	$1,348	$992	$1,213

In thousands (except per ounce amounts)	Three Months Ended September 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,335	89,317	$146,652
Depreciation, depletion and amortization	(12,634)	(38,140)	(50,774)
Treatment costs	13,566	606	14,172
Change in product inventory	7,987	3,188	11,175
Reclamation and other costs	(386)	(506)	(892)
Exclusion of Lucky Friday costs	(4,084)	—	(4,084)
Cash Cost, Before By-product Credits (1)	61,784	54,465	116,249
Reclamation and other costs	860	508	1,368
Exploration	1,884	1,835	3,719
Sustaining capital	9,494	15,542	25,036
General and administrative	7,978	—	7,978
AISC, Before By-product Credits (1)	82,000	72,350	154,350
By-product credits:
Zinc	(22,452)	—	(22,452)
Gold	(24,463)	—	(24,463)
Lead	(7,649)	—	(7,649)
Silver		(866)	(866)
Total By-product credits	(54,564)	(866)	(55,430)
Cash Cost, After By-product Credits	$7,220	$53,599	$60,819
AISC, After By-product Credits	$27,436	$71,484	$98,920
Divided by ounces produced	3,085	59
Cash Cost, Before By-product Credits, per Ounce	$20.03	$924
By-product credits per ounce	(17.69)	(15)
Cash Cost, After By-product Credits, per Ounce	$2.34	$909
AISC, Before By-product Credits, per Ounce	$26.58	$1,228
By-product credits per ounce	(17.69)	(15)
AISC, After By-product Credits, per Ounce	$8.89	$1,213

In thousands (except per ounce amounts)	Three Months Ended September 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$52,163	$(1)	$14,325		$66,487
Depreciation, depletion and amortization	(12,428)	—	(1,795)		(14,223)
Treatment costs	8,267	134	205		8,606
Change in product inventory	(4,480)	—	(1,549)		(6,029)
Reclamation and other costs	(965)	103	(458)		(1,320)
Exclusion of Lucky Friday costs	—	(236)			(236)
Cash Cost, Before By-product Credits (1)	42,557	—	10,728		53,285
Reclamation and other costs	849	—	105		954
Exploration	1,771	—	1,982	473	4,226
Sustaining capital	11,029	—	486	704	12,219
General and administrative				10,327	10,327
AISC, Before By-product Credits (1)	56,206	—	13,301		81,011
By-product credits:
Zinc	(20,674)	—			(20,674)
Gold	(12,229)	—	(4,450)		(16,679)
Lead	(6,041)	—			(6,041)
Total By-product credits	(38,944)	—	(4,450)		(43,394)
Cash Cost, After By-product Credits	$3,613	$—	$6,278		$9,891
AISC, After By-product Credits	$17,262	$—	$8,851		$37,617
Divided by ounces produced	1,876		522		2,398
Cash Cost, Before By-product Credits, per Ounce	$22.67		$20.55		$22.22
By-product credits per ounce	(20.75)		(8.53)		(18.10)
Cash Cost, After By-product Credits, per Ounce	$1.92	$—	$12.02		$4.12
AISC, Before By-product Credits, per Ounce	$29.95		$25.48		$33.78
By-product credits per ounce	(20.75)		(8.53)		(18.10)
AISC, After By-product Credits, per Ounce	$9.20	$—	$16.95		$15.68

In thousands (except per ounce amounts)	Three Months Ended September 30, 2018
	Casa Berardi	Nevada Operations (4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$51,267	$19,319	$70,586
Depreciation, depletion and amortization	(20,054)	(9,187)	(29,241)
Treatment costs	535	42	577
Change in product inventory	(1,303)	7,311	6,008
Reclamation and other costs	(140)	—	(140)
Cash Cost, Before By-product Credits (1)	30,305	17,485	47,790
Reclamation and other costs	138	—	138
Exploration	854	3,322	4,176
Sustaining capital	8,244	7,061	15,305
AISC, Before By-product Credits (1)	39,541	27,868	67,409
By-product credits:
Silver	(142)	(1,232)	(1,374)
Total By-product credits	(142)	(1,232)	(1,374)
Cash Cost, After By-product Credits	$30,163	$16,253	$46,416
AISC, After By-product Credits	$39,399	$26,636	$66,035
Divided by ounces produced	44	14	58
Cash Cost, Before By-product Credits, per Ounce	$689	$1,268	$827
By-product credits per ounce	(3)	(89)	(24)
Cash Cost, After By-product Credits, per Ounce	$686	$1,179	$803
AISC, Before By-product Credits, per Ounce	$899	$2,021	$1,167
By-product credits per ounce	(3)	(89)	(24)
AISC, After By-product Credits, per Ounce	$896	$1,932	$1,143

In thousands (except per ounce amounts)	Three Months Ended September 30, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$66,487	70,586	$137,073
Depreciation, depletion and amortization	(14,223)	(29,241)	(43,464)
Treatment costs	8,606	577	9,183
Change in product inventory	(6,029)	6,008	(21)
Reclamation and other costs	(1,320)	(140)	(1,460)
Exclusion of Lucky Friday costs	(236)		(236)
Cash Cost, Before By-product Credits (1)	53,285	47,790	101,075
Reclamation and other costs	954	138	1,092
Exploration	4,226	4,176	8,402
Sustaining capital	12,219	15,305	27,524
General and administrative	10,327	—	10,327
AISC, Before By-product Credits (1)	81,011	67,409	148,420
By-product credits:
Zinc	(20,674)	—	(20,674)
Gold	(16,679)	—	(16,679)
Lead	(6,041)	—	(6,041)
Silver		(1,374)	(1,374)
Total By-product credits	(43,394)	(1,374)	(44,768)
Cash Cost, After By-product Credits	$9,891	$46,416	$56,307
AISC, After By-product Credits	$37,617	$66,035	$103,652
Divided by ounces produced	2,398	58
Cash Cost, Before By-product Credits, per Ounce	$22.22	$827
By-product credits per ounce	(18.10)	(24)
Cash Cost, After By-product Credits, per Ounce	$4.12	$803
AISC, Before By-product Credits, per Ounce	$33.78	$1,167
By-product credits per ounce	(18.10)	(24)
AISC, After By-product Credits, per Ounce	$15.68	$1,143

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$140,237	$11,149	$36,338		$187,724
Depreciation, depletion and amortization	(32,228)	(891)	(6,934)		(40,053)
Treatment costs	34,319	1,834	432		36,585
Change in product inventory	9,168	708	(1,378)		8,498
Reclamation and other costs	(1,439)	—	(1,030)		(2,469)
Exclusion of Lucky Friday costs	—	(12,800)	—		(12,800)
Cash Cost, Before By-product Credits (1)	150,057	—	27,428		177,485
Reclamation and other costs	2,212	—	369		2,581
Exploration	625	—	4,452	1,105	6,182
Sustaining capital	22,943	—	1,496	73	24,512
General and administrative				26,855	26,855
AISC, Before By-product Credits (1)	175,837	—	33,745		237,615
By-product credits:
Zinc	(67,957)	—			(67,957)
Gold	(49,385)		(16,193)		(65,578)
Lead	(20,764)	—			(20,764)
Total By-product credits	(138,106)	—	(16,193)		(154,299)
Cash Cost, After By-product Credits	$11,951	$—	$11,235		$23,186
AISC, After By-product Credits	$37,731	$—	$17,552		$83,316
Divided by silver ounces produced	7,149	—	1,446		8,595
Cash Cost, Before By-product Credits, per Silver Ounce	$20.99	$—	$18.97		$20.65
By-product credits per ounce	(19.32)	—	(11.20)		(17.95)
Cash Cost, After By-product Credits, per Silver Ounce	$1.67	$—	$7.77		$2.70
AISC, Before By-product Credits, per Silver Ounce	$24.60	$—	$23.34		$27.65
By-product credits per ounce	(19.32)	—	(11.20)		(17.95)
AISC, After By-product Credits, per Silver Ounce	$5.28	$—	$12.14		$9.70

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2019
	Casa Berardi	Nevada Operations (4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$157,239	$105,277	$262,516
Depreciation, depletion and amortization	(53,806)	(45,179)	(98,985)
Treatment costs	1,429	119	1,548
Change in product inventory	971	(3,097)	(2,126)
Reclamation and other costs	(385)	(1,641)	(2,026)
Cash Cost, Before By-product Credits (1)	105,448	55,479	160,927
Reclamation and other costs	386	1,134	1,520
Exploration	2,890	2,048	4,938
Sustaining capital	28,360	27,565	55,925
AISC, Before By-product Credits (1)	137,084	86,226	223,310
By-product credits:
Silver	(328)	(2,551)	(2,879)
Total By-product credits	(328)	(2,551)	(2,879)
Cash Cost, After By-product Credits	$105,120	$52,928	$158,048
AISC, After By-product Credits	$136,756	$83,675	$220,431
Divided by gold ounces produced	100	45	145
Cash Cost, Before By-product Credits, per Gold Ounce	$1,058	$1,221	$1,109
By-product credits per ounce	(3)	(56)	(20)
Cash Cost, After By-product Credits, per Gold Ounce	$1,055	$1,165	$1,089
AISC, Before By-product Credits, per Gold Ounce	$1,376	$1,897	$1,540
By-product credits per ounce	(3)	(56)	(20)
AISC, After By-product Credits, per Gold Ounce	$1,373	$1,841	$1,520

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$187,724	262,516	$450,240
Depreciation, depletion and amortization	(40,053)	(98,985)	(139,038)
Treatment costs	36,585	1,548	38,133
Change in product inventory	8,498	(2,126)	6,372
Reclamation and other costs	(2,469)	(2,026)	(4,495)
Exclusion of Lucky Friday costs	(12,800)	—	(12,800)
Cash Cost, Before By-product Credits (1)	177,485	160,927	338,412
Reclamation and other costs	2,581	1,520	4,101
Exploration	6,182	4,938	11,120
Sustaining capital	24,512	55,925	80,437
General and administrative	26,855	—	26,855
AISC, Before By-product Credits (1)	237,615	223,310	460,925
By-product credits:
Zinc	(67,957)	—	(67,957)
Gold	(65,578)	—	(65,578)
Lead	(20,764)	—	(20,764)
Silver		(2,879)	(2,879)
Total By-product credits	(154,299)	(2,879)	(157,178)
Cash Cost, After By-product Credits	$23,186	$158,048	$181,234
AISC, After By-product Credits	$83,316	$220,431	$303,747
Divided by ounces produced	8,595	145
Cash Cost, Before By-product Credits, per Ounce	$20.65	$1,109
By-product credits per ounce	(17.95)	(20)
Cash Cost, After By-product Credits, per Ounce	$2.70	$1,089
AISC, Before By-product Credits, per Ounce	$27.65	$1,540
By-product credits per ounce	(17.95)	(20)
AISC, After By-product Credits, per Ounce	$9.70	$1,520

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$141,763	$5,844	$31,177		$178,784
Depreciation, depletion and amortization	(34,880)	(803)	(3,586)		(39,269)
Treatment costs	29,136	761	627		30,524
Change in product inventory	995	(2,182)	1,858		671
Reclamation and other costs	(2,323)	—	(1,374)		(3,697)
Exclusion of Lucky Friday costs	—	(3,620)			(3,620)
Cash Cost, Before By-product Credits (1)	134,691	—	28,702		163,393
Reclamation and other costs	2,548	—	314		2,862
Exploration	2,909	—	6,628	1,351	10,888
Sustaining capital	34,694	—	1,119	1,338	37,151
General and administrative				27,849	27,849
AISC, Before By-product Credits (1)	174,842	—	36,763		242,143
By-product credits:
Zinc	(80,308)	—			(80,308)
Gold	(43,237)	—	(15,505)		(58,742)
Lead	(24,037)	—			(24,037)
Total By-product credits	(147,582)	—	(15,505)		(163,087)
Cash Cost, After By-product Credits	$(12,891)	$—	$13,197		$306
AISC, After By-product Credits	$27,260	$—	$21,258		$79,056
Divided by ounces produced	5,789	—	1,594		7,383
Cash Cost, Before By-product Credits, per Ounce	$23.27	$—	$18.01		$22.14
By-product credits per ounce	(25.49)	—	(9.73)		(22.09)
Cash Cost, After By-product Credits, per Ounce	$(2.22)	$—	$8.28		$0.05
AISC, Before By-product Credits, per Ounce	$30.20		$23.07		$32.80
By-product credits per ounce	(25.49)		(9.73)		(22.09)
AISC, After By-product Credits, per Ounce	$4.71	$—	$13.34		$10.71

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2018
	Casa Berardi	Nevada Operations (4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$152,150	$19,319	$171,469
Depreciation, depletion and amortization	(54,879)	(9,187)	(64,066)
Treatment costs	1,628	42	1,670
Change in product inventory	(1,482)	7,311	5,829
Reclamation and other costs	(421)	—	(421)
Cash Cost, Before By-product Credits (1)	96,996	17,485	114,481
Reclamation and other costs	421	—	421
Exploration	3,374	3,322	6,696
Sustaining capital	27,120	7,061	34,181
AISC, Before By-product Credits (1)	127,911	27,868	155,779
By-product credits:
Silver	(491)	(1,232)	(1,723)
Total By-product credits	(491)	(1,232)	(1,723)
Cash Cost, After By-product Credits	$96,505	$16,253	$112,758
AISC, After By-product Credits	$127,420	$26,636	$154,056
Divided by ounces produced	127	14	141
Cash Cost, Before By-product Credits, per Ounce	$764	$1,268	$814
By-product credits per ounce	(4)	(89)	(12)
Cash Cost, After By-product Credits, per Ounce	$760	$1,179	$802
AISC, Before By-product Credits, per Ounce	$1,008	$2,021	$1,107
By-product credits per ounce	(4)	(89)	(12)
AISC, After By-product Credits, per Ounce	$1,004	$1,932	$1,095

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$178,784	171,469	$350,253
Depreciation, depletion and amortization	(39,269)	(64,066)	(103,335)
Treatment costs	30,524	1,670	32,194
Change in product inventory	671	5,829	6,500
Reclamation and other costs	(3,697)	(421)	(4,118)
Exclusion of Lucky Friday costs	(3,620)	—	(3,620)
Cash Cost, Before By-product Credits (1)	163,393	114,481	277,874
Reclamation and other costs	2,862	421	3,283
Exploration	10,888	6,696	17,584
Sustaining capital	37,151	34,181	71,332
General and administrative	27,849	—	27,849
AISC, Before By-product Credits (1)	242,143	155,779	397,922
By-product credits:
Zinc	(80,308)	—	(80,308)
Gold	(58,742)	—	(58,742)
Lead	(24,037)	—	(24,037)
Silver		(1,723)	(1,723)
Total By-product credits	(163,087)	(1,723)	(164,810)
Cash Cost, After By-product Credits	$306	$112,758	$113,064
AISC, After By-product Credits	$79,056	$154,056	$233,112
Divided by ounces produced	7,383	141
Cash Cost, Before By-product Credits, per Ounce	$22.14	$814
By-product credits per ounce	(22.09)	(12)
Cash Cost, After By-product Credits, per Ounce	$0.05	$802
AISC, Before By-product Credits, per Ounce	$32.80	$1,107
By-product credits per ounce	(22.09)	(12)
AISC, After By-product Credits, per Ounce	$10.71	$1,095
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.  AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time.  For the first nine months of 2019, costs related to suspension of full production totaling approximately $5.7 million, along with $3.1 million in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4)	Nevada operations acquired on July 20, 2018.

Reconciliation of Net Loss Income Applicable to Common Shareholders (GAAP) to Adjusted Net Loss Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net loss applicable to common stockholders and adjusted net loss per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net loss per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss applicable to common shareholders (GAAP)	$(19,654)	$(23,322)	$(91,995)	$(3,284)
Adjusting items:
Loss (gain) on derivatives contracts	4,718	(19,460)	2,719	(40,271)
Environmental accruals	472	—	472	—
Foreign exchange (gain) loss	(773)	2,212	6,741	(2,856)
Provisional price (gains) losses	(619)	640	81	3,272
Suspension-related costs	3,722	6,519	8,766	18,337
Acquisition costs	183	6,139	593	9,656
Loss (gain) on disposition or impairment of properties, plants, equipment and mineral interests	24	(3,208)	4,666	(3,374)
Unrealized loss on investments	126	2,207	1,159	2,461
Adjusted net loss applicable to common shareholders	$(11,801)	$(28,273)	$(66,798)	$(16,059)
Weighted average shares - basic	489,971	452,636	486,298	417,532
Weighted average shares - diluted	489,971	452,636	486,298	417,532
Basic adjusted net loss per common share	$(0.02)	$(0.06)	$(0.14)	$(0.04)
Diluted adjusted net loss per common share	$(0.02)	$(0.06)	$(0.14)	$(0.04)

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last twelve months (or “LTM adjusted EBITDA”), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net loss before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, Lucky Friday suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, RQ Notes, revolving credit facility, finance leases, and other notes payable, less our cash and cash equivalents. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Nine Months Ended		Twelve Months Ended
	Sept 30, 2019	Sept 30, 2018	Sept 30, 2019	Sept 30, 2018	Sept 30, 2019	Sept 30, 2018
Net loss	$(19,516)	$(23,184)	$(91,581)	$(2,870)	$(115,274)	$(31,837)
Plus: Interest expense	11,777	10,146	33,777	30,019	44,702	39,608
Plus/(Less): Income taxes	(1,614)	(2,679)	(20,009)	(1,484)	(25,226)	37,043
Plus: Depreciation, depletion and amortization	50,774	43,464	139,038	103,335	169,747	136,948
Plus: Acquisition costs	183	6,139	593	9,656	982	9,656
Plus: Lucky Friday suspension-related costs	3,722	6,519	8,766	18,337	11,122	25,253
Plus: Deferred revenue net of production costs	10,912	—	10,912	—	10,912	—
Less: Loss (gain) on disposition of properties, plants, equipment and mineral interests	24	(3,208)	4,666	(3,374)	5,247	(4,492)
Plus: Stock-based compensation	1,206	2,232	4,758	4,636	6,364	6,016
Plus: Provision for closed operations and environmental matters	2,089	1,317	5,298	3,957	7,431	5,086
Plus/(Less): Foreign exchange (gain) loss	(773)	2,212	6,741	(2,856)	(713)	(3,434)
Plus/(Less): Unrealized losses (gains) on derivative contracts	11,326	18,253	8,924	(7,955)	8,943	(4,109)
(Less)/Plus: Provisional price (gains) losses	(619)	640	81	3,272	612	3,094
(Less)/Plus: Other	295	2,589	3,639	2,791	4,605	2,457
Adjusted EBITDA	$69,786	$64,440	$115,603	$157,464	$129,454	$221,289
Total debt					$598,891	$548,774
Less: Cash and cash equivalents					$(32,995)	$(60,856)
Net debt					$565,896	$487,918
Net debt/LTM adjusted EBITDA (non-GAAP)					4.4	2.2

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	Sept 30, 2019	Sept 30, 2018	Sept 30, 2019	Sept 30, 2018
Cash provided by operating activities	$54,896	$28,192	$63,609	$75,210
Less: Additions to properties, plants equipment and mineral interests	(26,093)	(39,981)	(97,338)	(83,285)

Free cash flow	$28,803	$(11,789)	$(33,729)	$(8,075)

Table 1 - Assay Results

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Surface West Mine 105 Area	CBF-105-039	10704	360/-65	472.3	629.8	42.6	0.04	525
105	CBF-105-040	10545	360/-68	460.5	526.4	25.9	0.03	482
105	CBF-105-041	10525	360/-45	324.7	340.8	11.8	0.06	259
105	CBF-105-042	10420	360/-48	329.3	342.1	8.2	0.12	273
105	including			331.0	334.6	2.3	0.25	271
105	CBF-105-042	10418	360/-48	472.3	478.9	4.6	0.17	374
105	CBF-105-042	10418	360/-48	511.7	521.5	7.2	0.15	403
Underground Principal Mine 119 Area	CBP-0780	11895	200/42	265.7	280.4	13.8	0.14	1548
123	CBP-0808	12253	183/1	246.0	284.7	32.0	0.35	3328
123	CBP-0808	12250	183/1	334.6	359.2	24.3	0.14	3322
123	CBP-0844	12275	189/-16	270.6	300.1	28.6	0.10	1838
123	CBP-0845	12265	199/29	310.3	324.7	11.9	0.33	1622
Upper 124 Area	PTR-1704	12365	48/40	152.5	177.8	13.8	0.15	456
124	including			175.2	177.8	2.0	0.76	447
124	PTR-1705	12422	360/49	98.4	113.2	11.5	0.37	467
124	including			103.3	108.2	3.3	0.60	467
East Mine 148 Area level 485-525	CBE-0171	14750	343/-34	1072.6	1090.6	16.1	0.45	2162
148	including			1084.4	1090.6	4.9	0.87	2165
148	CBE-0172	14773	346/-33	1036.2	1062.7	22.3	0.65	2120
148	including			1044.7	1059.8	12.8	1.05	2121
148	CBE-0173	14769	346/-39	1118.5	1151.3	26.6	0.63	2257
148	including			1130.9	1148.0	13.4	1.12	2260
148	CBE-0174	14815	355/-33	1044.4	1071.9	24.3	0.38	2107
148	including			1044.4	1048.0	3.0	0.67	2102
148	including			1065.7	1069.0	3.0	1.06	2112
148	CBE-0175	14814	355/-37	1087.6	1116.8	23.6	0.18	2188
148	CBE-0176	14817	355/-29	1021.7	1056.2	30.2	0.16	2074
148	including			1048.0	1052.9	4.6	0.47	2079
148	CBE-0177	14755	340/-24	993.8	1011.9	15.2	0.78	2008
148	CBE-0178	14758	340/-29	1016.8	1034.5	14.7	1.03	2061
148	CBE-0495-002	14880	304/-14	1425.9	1468.9	8.5	0.11	1729
148	Including			1442.0	1451.7	2.0	0.41	1729
148	CBE-0525-006	14817	36/24	204.5	263.6	13.1	0.14	1687
148	Including			247.5	263.6	3.3	0.34	1685
148	CBE-0525-009	14835	360/-44.5	136.7	177.6	9.8	0.19	1750
148	Including			145.3	161.4	3.6	0.41	1749
148	CBE-0187	14820	358/-27	3395.1	3443.6	13.1	0.18	2062
148	Including			3422.0	3432.8	2.6	0.37	2063
Surface East Mine 148 Area	CBF-148-076	14534	360/-46	157.4	250.9	64.0	0.03	121
148	including			226.3	236.2	7.2	0.14	175
148	CBF-148-079	14580	20/-53	216.5	236.2	10.8	0.06	192
148	including			216.5	221.4	2.6	0.21	186
148	CBF-148-080	14597	33/-48	246.0	314.9	48.5	0.06	214
148	including			290.3	305.0	8.5	0.15	226
Explo Underground East Mine 148	CBE-0179	14745	334/-22	993.8	1012.5	15.7	0.30	2002
148	including			1005.6	1012.5	5.2	0.79	2005
148	CBE-0180	14785	349/-30	1018.4	1036.5	13.8	0.22	2065
148	including			1018.4	1026.0	5.6	0.44	2063
148	CBE-0181	14785	349/-36	998.8	1011.9	9.8	0.11	2126
148	including			1000.4	1005.6	3.9	0.23	2125
148	CBE-0181	14783	349/-36	1061.4	1096.8	28.9	0.14	2163
148	including			1079.1	1092.2	9.8	0.23	2167
Explo Underground West Mine 113	CBW-1148	11436	200/-35	417.5	427.1	5.6	0.15	3479
113	CBW-1149	11453	200/-16	167.3	176.1	8.5	0.13	3304
113	CBW-1149	11439	200/-16	331.6	342.4	10.5	0.11	3340
113	CBW-1149	11436	200/-16	369.3	373.9	4.3	0.26	3346
113	CBW-1149	11432	200/-16	416.6	417.9	1.2	0.13	3354
Explo Underground Lower 118	CBP-0818	11690	0/-15	194.2	196.8	7.9	0.13	3384
118	CBP-0818	11691	0/-15	664.9	678.6	13.1	0.16	3391
118	including			664.9	669.1	3.6	0.48	3390
118	CBP-0818	11695	0/-15	795.4	800.3	4.8	0.14	3417
Surface East Mine 152 Area	CBS-19-923	15313	153/-55	478.9	482.2	2.3	0.21	392
Explo Surface East Mine 160 Area	CBF-160-087	15955	360/-59	681.9	757.7	64.0	0.08	625
160	including			681.9	703.6	18.0	0.21	602
160	CBF-160-089	15942	2/-65	669.1	744.6	32.8	0.08	651
160	including			688.8	713.1	11.2	0.15	646
160	CBF-160-091	15944	360/-78	531.4	701.9	42.6	0.04	616
160	including			531.4	539.6	1.6	0.22	538

San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Mine Surface (feet)
Explo El Toro Vein	SS-1827	156.7	170.6	13.8	13.2	0.10	8.1	95
El Toro Vein	SS-1840	209.9	219.0	9.1	7.6	0.12	8.1	163
El Toro Vein	SS-1841	297.9	306.2	8.3	6.9	0.16	14.6	240
El Toro Vein	SS-1842	388.3	411.1	22.8	17.2	0.13	8.5	325
El Toro Vein	SS-1843	214.4	222.4	8.0	6.6	0.38	21.2	168
El Toro Vein	SS-1844	303.3	310.2	6.9	5.5	0.13	9.5	245
El Toro Vein	SS-1845	392.9	413.2	20.3	16.4	0.11	10.0	328
El Toro Vein	SS-1846	505.9	509.1	3.2	2.3	0.29	15.5	420
El Toro Vein	SS-1849	132.0	146.6	14.7	14.3	0.08	4.3	78
El Toro Vein	SS-1850	112.4	115.3	2.9	2.8	0.12	16.4	62
El Toro Vein	SS-1852	194.0	198.9	4.9	3.7	0.14	16.6	151
El Toro Vein	SS-1853	277.9	287.1	9.2	6.6	0.07	9.4	225
El Toro Vein	SS-1854	348.1	350.5	2.3	1.8	0.13	10.0	286
El Toro Vein	SS-1855	446.0	454.6	8.6	6.4	0.12	15.4	374
El Toro Vein	SS-1856	417.0	423.7	6.7	5.2	0.06	6.0	345
El Toro Vein	SS-1857	505.8	513.2	7.4	5.8	0.12	19.0	422
El Toro Vein	SS-1859	170.3	176.1	5.8	4.8	0.04	8.1	135
El Toro Vein	SS-1860	300.6	305.0	4.5	3.7	0.05	4.9	247
El Toro Vein	SS-1863	394.1	402.9	8.8	6.8	0.32	33.0	329
El Toro Vein	SS-1866	80.8	88.6	7.8	7.2	0.08	6.6	44
El Toro Vein	SS-1867	171.9	179.2	7.3	5.4	0.09	6.8	137
El Toro HW Vein	SS-1828	129.0	135.7	6.8	6.5	0.05	5.1	82
Middle Vein	SS-MV-100-071	258.1	263.5	5.4	5.0	0.08	22.5	553
Middle Vein	SS-MV-100-072	213.8	217.8	4.0	3.8	0.13	7.5	545

Greens Creek (Alaska)
Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Northwest West Definition	GC5259	63/-36	154.4	182.3	27.7	11.7	0.06	6.6	3.7	-826
	GC5266	63/-22	179.0	187.8	7.6	16.9	0.03	17.9	9.5	-783
	GC5270	63/-39	163.5	165.0	1.5	28.6	0.08	22.7	11.1	-820
	GC5274	63/-2	248.5	258.0	5.8	21.2	0.04	5.8	3.3	-721
	GC5274	63/-2	269.0	279.0	5.7	20.8	0.05	11.0	5.8	-721
	GC5274	63/-2	310.6	332.6	18.0	13.3	0.04	4.8	3.0	-720
	GC5274	63/-2	471.8	473.5	1.3	9.0	0.11	9.4	4.2	-717
	GC5277	63/-1	333.0	366.5	32.2	29.5	0.21	10.0	5.7	-704
	GC5278	63/4	309.0	313.0	2.1	10.0	0.03	5.1	2.6	-698
	GC5278	63/4	330.0	339.5	6.4	33.6	0.05	11.7	6.3	-697
	GC5278	63/4	351.5	356.5	3.5	12.3	0.18	2.0	1.0	-691
	GC5278	63/4	504.4	507.0	2.5	20.2	0.32	11.7	5.8	-690
	GC5280	63/2	340.2	367.1	26.6	18.5	0.14	9.0	5.4	-708
	GC5280	63/2	484.7	491.9	6.4	8.3	0.06	7.2	3.3	-710
	GC5285	63/-1	335.0	338.0	2.6	22.2	0.36	1.0	0.5	-709
	GC5285	63/-1	353.0	355.7	2.2	27.7	0.08	10.2	5.2	-708
	GC5285	63/-1	541.1	543.0	1.4	21.7	0.03	12.0	8.9	-695
	GC5288	63/32	444.4	446.0	1.6	10.4	0.01	12.9	4.0	-487
	GC5288	63/32	452.0	453.0	1.0	8.4	0.01	10.9	3.7	-483
	GC5288	63/32	528.0	545.0	10.0	7.2	0.05	9.3	3.2	-441
	GC5292	63/40	345.8	347.0	1.1	11.4	0.01	9.2	3.1	-483
	GC5293	63/-5	314.1	343.2	24.7	15.6	0.10	8.3	4.6	-736
	GC5294	63/-20	239.0	252.0	8.7	42.8	0.20	30.3	21.1	-798
East Definition	GC5264	63/-30	325.9	330.4	4.3	16.7	0.20	16.5	4.0	485
	GC5264	63/-30	345.5	347.2	1.7	14.5	0.17	24.2	11.0	482
	GC5265	63/-46	286.7	302.4	15.6	6.7	0.13	9.9	2.3	424
	GC5268	63/-65	328.9	333.7	4.5	38.3	0.26	10.6	2.1	337
	GC5272	63/-55	342.3	345.5	2.1	72.1	0.23	5.1	2.9	196
	GC5276	63/-77	458.0	469.3	10.6	31.7	0.35	9.9	4.0	367
	GC5290	63/-50	338.5	341.0	2.4	114.4	0.23	4.9	1.7	399
	GC5291	63/-73	414.0	423.0	8.0	17.2	0.30	12.4	4.6	251
	GC5308	63/-71	314.5	317.0	2.3	16.1	0.15	9.3	1.8	342
	GC5308	63/-71	322.0	323.0	1.0	12.8	0.03	19.0	4.3	337
	GC5308	63/-71	325.5	326.5	1.0	17.0	0.08	9.0	3.8	333
	GC5318	63/-5	405.3	406.3	1.0	7.4	0.16	11.9	4.5	605
	GC5318	63/-5	408.5	409.5	1.0	7.3	0.08	13.5	4.6	605
	GC5319	63/4	431.0	432.0	0.9	18.9	0.55	15.4	7.1	678
	GC5320	63/-34	322.6	325.0	2.4	8.6	0.14	10.8	5.2	467
	GC5323	63/-44	294.5	298.5	3.9	6.9	0.21	29.4	6.7	432
9A Definition	GC5299	243/-2	235.7	239.5	3.6	13.6	0.03	18.5	10.1	-390
	GC5300	61/29	268.0	269.7	1.5	2.4	0.04	21.5	9.1	-176
	GC5304	254/-2	286.0	292.0	1.1	13.8	0.03	21.6	11.6	-391
	GC5313	78/-6	281.0	293.0	7.6	17.5	0.16	18.2	4.0	-347
	GC5315	84/-6	423.0	424.0	0.9	21.5	0.14	23.4	4.1	-370
	GC5302	49/33	295.0	303.0	7.1	29.2	0.11	1.0	0.2	-159

Fire Creek (Nevada)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Mine Portal (feet)
Spiral 2	FCU-1120	45/9	167.7	168.9	1.2	1.1	0.32	0.3	-663
Spiral 2	FCU-1123	94/10	123.3	135.4	12.1	11.8	1.06	0.4	-663
Spiral 2	FCU-1134	65/0	0.0	3.0	3.0	2.9	0.51	0.3	-626
Spiral 2	FCU-1134	65/0	25.0	29.0	4.0	3.9	0.21	0.3	-626
Spiral 2	FCU-1135	115/25	5.0	6.2	1.2	0.8	0.64	0.9	-626
Spiral 2	FCU-1136	75/0	1.9	2.9	1.0	1.0	0.29	0.3	-628
Spiral 2	FCU-1138	75/0	12.5	13.8	1.3	1.2	2.87	2.9	-626
Spiral 2	FCU-1167	53/0	10.7	29.2	18.5	13.6	0.23	0.3	-726
Spiral 2	including		27.1	29.2	2.1	1.5	1.02	0.3	-726
Spiral 2	FCU-1167	53/0	63.7	64.7	1.0	0.8	0.73	0.3	-726
Spiral 2	FCU-1169	20/20	5.0	8.3	3.3	2.8	4.65	2.1	-723
Spiral 2	FCU-1169	20/20	20.0	26.5	6.5	6.0	0.18	0.3	-716
Spiral 2	FCU-1169	20/20	28.2	43.2	15.0	13.5	1.64	1.0	-714
Spiral 2	FCU-1169	20/20	45.8	50.0	4.2	3.1	0.18	0.3	-709
Spiral 2	FCU-1157A	45/0	125.4	126.7	1.3	1.1	0.70	0.3	-71
Spiral 2	FCU-1158	45/-25	54.6	56.7	2.1	1.6	0.10	1.5	-95
Spiral 2	FCU-1160	100/0	31.8	32.5	0.7	0.6	1.50	0.9	-71
Spiral 2	FCU-1162	74/-24	6.3	9.4	3.1	unknown	0.15	0.3	154
Spiral 2	FCU-1163	90/-27	182.9	197.4	14.5	7.5	0.43	0.4	71
Spiral 2	FCU-1163	90/-27	253.4	255.4	2.0	1.5	1.07	0.7	42
Spiral 2	FCU-1163	90/-27	283.0	286.7	3.7	2.5	0.28	0.3	28
Spiral 2	FCU-1165	68/-20	123.5	125.0	1.5	unknown	0.59	0.3	110
Spiral 2	FCU-1171	42/-16	243.0	249.9	6.9	6.3	0.57	0.4	84
Spiral 2	including		245.0	246.0	1.0	0.9	3.00	1.2	84
Spiral 3	FCU-1149	235/-15	40.0	46.0	6.0	5.1	1.68	0.7	-508
Spiral 3	including		40.0	44.0	4.0	3.4	2.45	0.9	-508
Spiral 3	FCU-1153	225/35	84.9	87.6	2.7	unknown	0.24	0.5	-449
Spiral 3	FCU-1153	225/35	167.1	167.7	0.6	0.3	0.63	0.8	-402
Spiral 3	FCU-1154	252/0	49.4	54.2	4.8	4.6	4.29	2.5	-498
Spiral 3	including		49.4	51.6	2.2	2.1	8.49	4.5	-498
Spiral 3	including		53.6	54.2	0.6	0.6	1.43	1.1	-498
Spiral 3	FCU-1155	280/25	6.2	8.2	2.0	unknown	0.32	0.2	-495
Spiral 3	FCU-1155	280/25	60.7	62.9	2.2	unknown	4.57	3.4	-472
Spiral 3	FCU-1149	235/-15	40.0	46.0	6.0	5.1	1.68	0.7	-508
Spiral 3	including		40.0	44.0	4.0	3.4	2.45	0.9	-508
Spiral 3	FCU-1150	235/20	62.3	63.7	1.4	unknown	0.39	0.3	-475
Spiral 3	FCU-1151	257/0	38.6	42.0	3.4	0.3	0.36	0.6	-457
Spiral 4	FCU-1118	84/-16	356.7	358.0	1.3	1.1	0.27	0.3	-610
Spiral 4	FCU-1118	84/-16	371.0	374.0	3.0	unknown	0.20	0.3	-610
Spiral 4	FCU-1118	84/-16	432.6	438.6	6.0	5.4	2.37	1.4	-631
Spiral 4	including		432.6	433.5	0.9	0.8	13.72	7.6	-631
Spiral 9	FCU-1142	290/-45	329.0	333.5	4.5	3.8	0.13	0.3	-185
Spiral 9	FCU-1148	308/-38	445.3	453.7	8.4	7.2	0.19	0.4	-228
Spiral 9	FCU-1148	308/-38	684.8	691.8	7.0	6.1	0.41	0.6	-375

Hollister (Nevada)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Mine Surface (feet)
Hatter Footwall	HUC-00007	324/-49	2273.0	2273.7	0.7	0.5	0.45	1.0	-1980
Hatter Footwall	HUC-00007	and	2336.6	2337.9	1.3	1.0	0.16	0.8	-2021

Contacts

For further information, please contact:
Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com